As filed with the Securities and Exchange Commission on June 5, 1996.
                                                             File No. 333-____
- -----------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          --------------------------------
                            GREENTREE SOFTWARE, INC.
             (Exact name of Registrant as specified in its charter)

         NEW YORK                                   13-2897997
(State or other jurisdiction             (I.R.S. Employer Identification No.)
    of organization)

     2801 Fruitville Road, Suite 180, Sarasota, Florida 34237 (941) 954-2210 (Address and telephone number of registrant's principal executive offices)
                        --------------------------------

                                 John J. Medico
                      President and Chief Executive Officer
                            Greentree Software, Inc.
                         2801 Fruitville Road, Suite 180
                             Sarasota, Florida 34237
                                   (941) 954-2210
             (Name, address and telephone number of agent for service)

                                 with copies to:
                               Julio E. Vega, Esq.
                            Bingham, Dana & Gould LLP
                               150 Federal Street
                           Boston, Massachusetts 02110
                                   (617) 951-8000

          Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------
                                       Proposed      Proposed
                                       Maximum       Maximum
Title of                Amount         Offering      Aggregate    Amount of
Securities to           to be          Price         Offering     Registration
be Registered           Registered     Per Share*    Price*       Fee
- -----------------------------------------------------------------------------
Common Shares
$.04 Par Value(1)(2)    5,365,012       $.70          $3,755,508   $1,295
- -----------------------------------------------------------------------------

     (1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c) based on the average of the high and low prices reported on the OTC Bulletin Board on June 3, 1996.

     (2) Includes 581,824 Common Shares being registered for resale by certain Selling Shareholders of Common Shares issuable upon exercise of Common Share Purchase Warrants.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                    Subject to Completion, Dated June 5, 1996

                               P R O S P E C T U S

                            GREENTREE SOFTWARE, INC.

                              5,365,012 Shares of
                          Common Shares, $.04 Par Value

                                    -----------

      This Prospectus ("Prospectus") of Greentree Software, Inc., a New York corporation (the "Company"), relates to up to 5,365,012 shares (the "Shares") of the Company's common shares, $.04 par value per share (the "Common Shares"), being sold by certain shareholders of the Company (the "Selling Shareholders"), including certain directors and officers of the Company, for their respective accounts. See "Selling Shareholders." The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. The Common Shares are traded on the OTC Bulletin Board under the symbol "GTSW." On June 3, 1996, the last reported sale price of the Common Shares on the OTC Bulletin Board was $.75 per share.

                                    -----------

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."

                                    -----------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    -----------

- --------------------------------------------------------------------------
                                   Underwriting      Proceeds to Selling
             Price to Public         Discounts           Shareholders
                                  and Commissions
- --------------------------------------------------------------------------
Per Share          (l)                 (1)(2)               (1)(2)
- --------------------------------------------------------------------------
Total              (1)                 (1)(2)               (1)(2)
- --------------------------------------------------------------------------

(1) The sale or distribution of the Shares may be effected by the Selling Shareholders through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between the Selling Shareholder and underwriters, brokers, dealers or agents, or purchasers. Transactions effected by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

     Under the securities laws of certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     Certain of the underwriters, dealers, brokers or agents may have other business relationships with the Company and its affiliates in the ordinary course.

     See "Plan of Distribution" and "Selling Shareholders."

(2) The Company has agreed to prepare and file this Prospectus and the related Registration Statement and supplements and amendments thereto required by the Securities Act with the Securities and Exchange Commission, to register and qualify the Shares if required under applicable Blue Sky laws, and to deliver copies of the Prospectus to the Selling Shareholders. The expenses incurred in connection with the same, estimated at $57,295, will be borne by the Company. The Company will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the Shares offered hereby, which expenses will be borne by the Selling Shareholder.

                   The date of this Prospectus is June 5, 1996.

                              AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates.

     The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with the Commission with respect to the Common Shares being offered pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information with respect to the Company and the Common Shares being offered pursuant to this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

     Upon request, the Company will provide without charge to each person to whom a copy of this Prospectus has been delivered a copy of any information that was incorporated by reference in the Prospectus (other than exhibits to documents, unless such exhibits are specifically incorporated by reference into the information incorporated by reference in the Prospectus). The Company will also provide upon specific request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of all documents filed from time to time by the Company with the Commission pursuant to the Exchange Act. Requests for such copies should be directed to Arnold Muhlbach, 2801 Fruitville Road, Suite 180, Sarasota, Florida 34237 Telephone requests may be directed to the Secretary at (941) 954-2210.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There is incorporated herein by reference the Annual Report on Form 10-KSB of the Company for the fiscal year ended May 31, 1995 and the Quarterly Reports on Form 10-QSB of the Company for the fiscal quarters ended August 31, 1995, November 30, 1995 and February 29, 1996, and the Current Reports of the Company filed on Form 8-K dated August 24, 1995, October 27, 1995, December 6, 1995 and May 29, 1996 filed with the Commission pursuant to Section 13(a) of the Exchange Act, and the description of the Common Shares contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  RISK FACTORS

     In considering whether to purchase any of the Shares offered hereby, prospective investors should carefully consider the following risk factors, among others discussed herein:

     History of Losses and Accumulated Deficit; Declining Revenues; Uncertainty of Future Profitability. The Company had a net loss of approximately $2.4 million for the fiscal year ended on May 31, 1995 and had an accumulated deficit at May 31, 1995 of approximately $11.2 million. The Company had a net loss of approximately $772,000 for the nine months ended on February 29, 1996 and had an accumulated deficit of approximately $12 million at February 29, 1996. The Company has experienced ongoing losses from operations and expects that such losses will continue for at least some period until product sales may be generated in sufficient volume to offset expenses. For the fiscal year ended May 31, 1995, the Company had revenues of $558,982. For the nine months ended February 29, 1996, the Company has had revenues of $102,778 compared with $261,337 for the same period in 1995. There can be no assurance the Company's revenues will continue at all or will grow sufficiently to achieve profitability. The Company does not expect to be profitable at all unless and until such time as sales of its software products generate sufficient revenue to fund its operations.

     Capital Requirements; Uncertainty of Additional Funding. At May 15, 1996 the Company had a cash balance of approximately $315,000. Predicting the costs of the ongoing development of the Company's software product and of the expansion of its sales force and other required personnel, as well as its working capital and other capital needs, is difficult. There can be no assurance that revenues, if any, generated by the Company from the sale of its software product will be adequate to complete the development of its software product and to expand its sales force. The Company anticipates that it may have to raise additional capital to fund continued operations. There can be no assurance that any such required capital would be available on acceptable terms, if at all. If the Company is unable to raise such additional capital on acceptable terms, it could have to discontinue operations and liquidate. It is highly likely that investors would lose all of their investment in the event of any liquidation of the Company's assets.

     GT Purchase PRO Software. The Company has invested heavily in research for, and development of, its core purchasing and materials management software system
- - GT Purchase PRO. The product was initially made available for delivery to the market at the end of the fourth quarter of fiscal 1994. The orders received to date for the earlier GT Purchase PRO product have been significantly lower than expected by management. Management believes that this was due primarily to a variety of problems which were partly created by one of the development tools used to develop the initial product. The Company, through the use of independent contractors over which the Company has only limited control, has recently completed the development of a new version of the GT Purchase PRO product ("GT Purchase PRO 5.0"). The Company believes the software development toolset used to produce GT Purchase PRO 5.0 has corrected the performance problems associated with the prior version of the product; however, there can be no assurance that
(i) such performance problems have been completely eliminated; (ii) any further required development work will be completed on a timely basis; (iii) there will be satisfactory acceptance of the new product into the marketplace; or (iv) revenues from this new product will be realized in any material amounts, if at all, and, if realized, when. GT Purchase PRO 5.0, as with any new software product, has contained, and in the future may contain, "bugs." There is no assurance that all significant bugs have been or will be identified and, if identified, eliminated.

     Litigation. On February 12, 1996, the Company was sued by Parera Information Services, Inc. in the United States District Court for the District of Massachusetts. Parera and the Company were parties to a software development agreement. The complaint seeks damages for breach of contract, alleged copyright infringement, misrepresentation and violation of the Massachusetts Consumer Protection Act. Additionally, Parera seeks injunctive relief prohibiting the Company from marketing its GT Purchase PRO Version 5.0 software, declaring Parera as the owner of the software and freezing the Company's assets. The Company disputes Parera's claims and plans to vigorously defend this matter. Additionally, the Company anticipates filing counterclaims against Parera.

     The Company believes that all of the claims alleged by Parera in its complaint are either without merit or subject to counterclaims that the Company has against Parera. The Company intends to vigorously defend the lawsuit and expects to prevail or obtain a favorable settlement. However, there can be no assurance that the lawsuit will be decided or resolved in the Company's favor. Although the Company believes the foregoing action will ultimately be settled in its favor, it is too early to determine with any accuracy what the actual outcome may be. Should Parera be successful in obtaining judgments in its favor, including any substantial monetary damages or a temporary or permanent injunction with regard to the Company's products, the Company could be forced to discontinue operations and seek liquidation. In addition, the Company has very limited financial and other resources with which to respond and defend the above action.

     New Management, Ability to Recruit Sales, Service and Implementation Personnel. The Company's new management have a very limited history in operating the Company or experience in managing a company with the problems and of the size and stage of development of the Company. There can be no assurance that the Company's management will be successful in meeting their planned objectives for the Company. The ability to achieve anticipated revenues is substantially dependent on the ability of the Company to attract on a timely basis and retain skilled personnel, especially key management, sales, service and implementation personnel. The Company believes that its future success will depend in large part on its ability to attract and retain highly skilled technical, managerial, marketing and professional services personnel to ensure the quality of products and services provided to its customers. Competition for such personnel, in particular for product development and implementation personnel, is intense, and the Company competes in the market for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining skilled personnel. The Company's inability to attract and retain qualified employees would have a material adverse effect on the Company's business.

     Substantial Competition. The software field is a growing one and, in addition to the computer manufacturers which also offer software products performing functions similar to the Company's products, a large number of publishing companies and software developers are introducing new software programs and systems into the market. Existing competitive products offered by companies with greater financial or marketing resources, and additional competitive products that may be developed in the future, could adversely impact and limit the Company's revenues. There can be no assurance that competitors do not have or will not offer or develop products that are superior to the Company's products or that achieve greater market acceptance. In addition, suppliers of relational database management systems and companies that develop management information software applications for large multinational manufacturers have begun to target the firms targeted by the Company and offer applications that compete in the Company's markets. As a result, competition (including price competition) is likely to increase substantially, which may result in price reductions and loss of market share. The Company may also face market resistance from potential customers from the large installed base of legacy systems, who may be reluctant to commit the time and resources necessary to convert to an open systems-based client/server software product. As the client/server computing market expands, a large number of companies, many with significantly greater resources than the Company, may enter the market or increase their market share by acquiring or entering into alliances with competitors of the Company. There can be no assurance that the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not adversely affect its financial performance.

     The Company sells in a highly fragmented market consisting of a few large multinational suppliers and a much larger number of small, regional competitors. The Company believes that its industry will experience consolidation which may further increase the competitive pressures facing similar companies. In order to compete effectively in the broad markets which the Company presently targets, the Company will need to continue to grow and attain sufficient size to ensure that it can develop new products, in a timely basis, in response to evolving technologies and customer demands and sell such products to a variety of manufacturing industries worldwide. No assurance can be given that the Company will be able to grow sufficiently to enable it to compete effectively.

     The Company believes that its history of financial and product performance problems has negatively affected its image in the marketplace and that it has lost potential business from potential clients who expressed concerns about the Company's current financial status and ability to remain solvent. It is impossible to predict what effect these issues may have on the Company's future market image, overall competitiveness and ability to market its products.

     Dependence on One Product. Substantially all of the Company's revenues are expected to be derived from the sale of its GT Purchase PRO 5.0 and related support services. Accordingly, any event that adversely affects fees from such product or fees derived from the sale of such product, such as competition from other products, significant flaws in the product or incompatibility with third party hardware or software products, negative publicity or evaluation, or obsolescence of the hardware platforms or software environments in which the product runs, could have a material adverse effect on the Company's results of operations. The Company's future financial performance will depend on the continued development and introduction of new and enhanced versions of GT Purchase PRO 5.0 and other products, and on customer acceptance of such new enhanced products.

     Rapid Technological Change and New Products. The market for the Company's software products is characterized by rapid technological advances, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. Accordingly, the Company's future success will depend upon its ability to enhance its current products and develop and introduce new products that keep pace with technological developments, satisfy varying end-user requirements and achieve market acceptance. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development or introduction, could severely damage the Company's competitive position and have an adverse effect on revenues. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays in the future which could have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance. The Company may need to expand its outside development agreements or recruit an internal product development staff to meet these challenges. There can be no assurance that the Company will be successful in hiring and training adequate product development personnel to meet its needs.

     Dependence on Third Party Software and Hardware. GT Purchase PRO 5.0 incorporates and uses software products and computer hardware and equipment developed by other entities. The relational database management systems used in the Company's products, and the operating systems on which the Company's products can function, have been developed or are owned by third-party entities. There can be no assurance that all of these entities will remain in business, that such entities will continue to support these product lines, that their product lines will remain viable or that these products will otherwise continue to be available to the Company.

     Dependence on Third Party Developers. The Company is currently relying on the expertise and personnel provided by third party software developers for the development of, and customization and installation work that is required in connection with, GT Purchase PRO 5.0. There can be no assurance that the third party developers will continue to provide services to the Company on acceptable terms or at all. In the event that the Company would be unable in the future to reach an agreement with the third party developers, the Company may incur expense and delay in satisfying customer needs associated with recruiting a suitable replacement group and negotiating an agreement on terms acceptable to the Company. The failure to maintain a relationship with third party developers could have a material adverse effect on the Company.

     Intellectual Property and Proprietary Rights. The Company intends to rely on a combination of copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and other industry standard methods for protecting ownership of its proprietary software. There can be no assurance, however, that, in spite of these precautions, an unauthorized third party will not copy or reverse-engineer certain portions of the Company's products or obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms used by the Company to protect its software will be adequate or that the Company's competition will not independently develop software products that are substantially equivalent or superior to the Company's software products. An independent software development group, with which the Company had entered into a software development agreement, has recently filed suit against the Company which claims, among other things, copyright infringement and breach of contract. See RISK FACTORS - Litigation.

     The Company expects that, as the number of software products in the industry increases and the functionality of these products further overlaps, software products will increasingly be subject to claims of infringement on third party proprietary rights. Any such claim, whether with or without merit, could result in costly litigation and require the Company to enter into royalty or licensing arrangements. Such royalty or license arrangements, if required, may not be available on terms acceptable to the Company or at all.

     NASD Requirements. The Common Shares are traded in the over-the-counter market and reported in the National Association of Securities Dealers, Inc.'s ("NASD") OTC Bulletin Board or in the "pink sheets" as reported by the National Quotation Bureau, Inc. However, because the bid price of the Common Shares has consistently been below $5.00 per share, the Common Shares, when recommended by a broker-dealer, are subject to the limitations of Rule 15g-9 under the Exchange Act, which Rule imposes additional sales practices requirements on broker-dealers which sell the Common Shares (1) to persons other than (a) existing customers with a previous history of trading through such broker-dealer, (b) institutional accredited investors (for example, a bank or savings and loan association) and (c) a director and/or officer of the Company and/or the beneficial owner of 5% or more of the Common Shares or (2) in transactions not exempt by the Rule. For transactions under Rule 15g-9, the broker-dealer must obtain written information from the prospective purchaser as to his or her financial situation, investment experience and investment objectives and, based on such information, reasonably determine that transactions in the security are suitable for that person and that the prospective investor (or his or her independent adviser) has sufficient knowledge and experience in financial matters so as to be reasonably expected to be capable of evaluating the risks of transactions in such security. The broker-dealer must also receive the purchaser's written agreement to the transaction prior to the sale. Certain broker-dealers, particularly if they are market makers in the Common Shares, will have to comply with the disclosure requirements of Rules 15g-2, 15g-3, 15g-4, 15g-5 and 15g-6 under the Exchange Act. Consequently, Rule 15g-9 and these other Rules may adversely affect the ability of broker-dealers to sell the Common Shares and also may adversely affect the ability of purchasers in this offering to sell their shares in the secondary market.

     Shares Eligible for Future Sale. Assuming that the holders of the Company's outstanding options and warrants exercise their respective securities, there would be issued an aggregate of up to approximately 3,230,000 additional Common Shares. Management of the Company is of the opinion that, if a substantial number of such Common Shares were offered at one time, such an offering would likely have an adverse effect on the market price for the Common Shares. In addition, if the market price were to decline because of such an offering of shares, management is of the opinion that such development would also adversely affect the ability of the Company to raise additional capital in the equity markets at a price and at a time favorable to the Company when and if such financing was necessary in the future.

     Authorized Shares. The Company currently has 15,000,000 authorized Common Shares. After accounting for the warrants the Company is required to issue, shares reserved under stock option plans, outstanding warrants and shares required to be reserved under various warrant antidilution provisions, the Company believes it will have approximately 1,476,000 authorized but unissued shares available for raising any additional required capital. Any increase in the Company's authorized Common Shares would require a shareholder vote at a shareholder meeting. There can be no assurance that such remaining authorized Common Shares will be sufficient to allow the Company to raise any additional required capital or that the Company would have sufficient funds to pay the expenses of a shareholder meeting and proxy solicitation for the purpose of increasing the number of authorized shares. Furthermore, there can be no assurance that any request for shareholder approval of an increase in the number of authorized shares would be approved.

     Dividends. In view of the cash requirements of the Company and the current and anticipated operating losses, the Company does not intend to pay dividends on the Common Shares in the foreseeable future.

                                   THE COMPANY

     Greentree Software, Inc. designs, develops, markets and services purchasing and materials management application specific software. Greentree introduced its first purchasing software product in 1985, and has recently completed the development of the base software product and related "core" modules of the latest version of its GT Purchase PRO product, which is designed to be a portable and scalable family of modules of client/server purchasing related applications for use in small and medium-size organizations. The Company has and intends to continue to design its latest generation software specifically for the client/server model of computing and believes that its software offers significant performance and functional advantages over competing purchasing software products used in enterprise-level client/server environments. The Company's software products are developed primarily with fourth generation language rapid application tool sets which are designed specifically to take advantage of national database management systems and Microsoft Windows(R).

     The Company's principal executive offices are located at 2801 Fruitville Road, Suite 180, Sarasota, Florida 34237 and its telephone number at those offices is (941) 954-2210.


                               RECENT DEVELOPMENTS

Cash Balance; Liquidity; Financing

     During March through May 1996, the Company sold 871,523 Common Shares at $0.70 per share to accredited investors in transactions exempt from the registration requirements of the Securities Act and received gross proceeds of $610,066.10.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.


                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of June 4, 1996 and as adjusted to reflect the sale of Common Shares offered hereby by each of the Selling Shareholders.

      Except as set forth below, none of the Selling Shareholders has had any position, office or other material relationship within the past three years with the Company or its affiliates.

                                  Shares                      Shares to be
                               Beneficially                 Beneficially Owned
                              Owned Prior to     Shares      After offering
Name of Selling Shareholder    Offering (1)    Offered (2)  Percentage  Number
- ---------------------------   ------------     -----------  ----------  ------
T.I.S. Acquisition &
  Management Group, Inc.        1,413,333       1,413,333       0        -
Larry E. Jeddeloh                  83,333          83,333       0        -
George G. Sipp, Jr.                50,000          50,000       0        -
Allen Ginsberg                    100,000         100,000       0        -
David W. Stutz                    119,047         119,047       0        -
Joseph R. Garipoli                 50,000          50,000       0        -
Richard Battaglino                 85,000          85,000       0        -
Eric Peterson                     333,333         333,333       0        -
Raymond James &
  Associates, Inc.
  Custodian for
  Eric Peterson IRA                35,714          35,714       0        -
Donald O. Collins, Trustee
  Donald O. Collins Rev. Trust     83,333          83,333       0        -
Mark W. Cahill                    733,333         733,333       0        -
Primerica Life Insurance          666,666         666,666       0        -
Company
William S. Smith               395,912(3)         395,912       0        -
Wm. Smith & Co.                295,912(4)         295,912       0        -
Gilmore & Co., Inc.            295,912(4)         295,912       0        -
John J. Medico(5)                  83,335          83,335       0        -
Brad I. Markowitz(6)               16,666          16,666       0        -
Little Wing, L.P.                 571,428         571,428       0        -
Raymond James &
  Associates, Inc.
  Custodian for
  Mark W. Cahill IRA               36,667          36,667       0        -
Awad & Associates, L.P.            70,000          70,000       0        -
Raymond Scott                      36,000          36,000       0        -
John W. Walker                     36,000          36,000       0        -
Dan Patterson                      50,000          50,000       0        -
G. Michael Cassidy                 10,000          10,000       0        -
J. Robert Gary                     10,000          10,000       0        -


      (1) The Company believes, based on information provided by the Selling Shareholders, that each Selling Shareholder has sole voting and investment power with respect to the shares beneficially owned.

      (2) See "Plan of Distribution."

      (3) William Smith is President of Wm. Smith & Co. and may be deemed to be the beneficial owner of 295,912 shares beneficially owned by Wm. Smith & Co.

      (4) Common Shares issuable upon exercise of Common Stock Purchase
          Warrants.

      (5) John J. Medico is President and Chief Executive Officer of the
          Company.

      (6) Brad I. Markowitz is a Director of the Company.


                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     William Smith. William Smith is President of Wm. Smith & Co. and may be deemed to be the beneficial owner of 395,912 Common Shares (including 295,912 Common Shares issuable upon exercise of Common Share Purchase Warrants). See "Selling Stockholders." As consideration for acting as placement agent for three private placements of the Common Shares, the Company paid Wm. Smith Securities, Inc. fees as follows (in each case representing 8% of the gross proceeds of the private placement): for a private placement of 1,410,000 Common Shares during the period from October 27, 1995 through December 5, 1995 for which the Company received gross proceeds of approximately $564,000, approximately $45,120; for a private placeemnt of 2,471,665 Common Shares during December 1995 and January 1996 for which the Company received gross proceeds of approximately $741,000, approximately $59,280; and for a private placement of 871,523 Common Shares from March 1996 through may 1996 for which the Company received gross proceeds of approximately $610,066.10, approximately $48,800. As additional consideration for such private plcement services, Wm. Smith & Securities Inc. received Common Share Purchase Warrants as follows: on December 5, 1996 the Company issued to William Smith Securities, Inc. Warrants to purchase 169,000 Common Shares at an exercise price of $.48 per share; on January 30, 1996 the Company issued Wm. Smith Securities, Inc. Warrants to purchase 296,600 Common Shares at an exercise price of $.36 per share; and on May 15, 1996 the Company issued to Wm. Smith Securities, Inc. Warrants to purchase 104,582 Common Shares at an exercise price of .84 per share. Each of the Common Share Purchase Warrants contains certain antidilution protections, expires on the fifth anniversary of the date of issuance and provides for exercise by net issuance, whereby Common Shares which would be receivable upon exercise of the Warrant may be used to pay the exercise price in lieu of the payment of cash.


                              PLAN OF DISTRIBUTION

     The sale or distribution of the Shares may be effected through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by effected agreement between the Selling Shareholder and underwriters, brokers, dealers or agents, or purchasers. Transactions effected by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      Under the securities laws of certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption for registration or qualification is available and is complied with.

      The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Shareholders and any underwriters against certain liabilities, including liabilities under the Securities Act.

                                     EXPERTS

      The financial statements of the Company as of May 31, 1995, and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the May 31, 1995 financial statements contains an explanatory paragraph that states that the "financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations and has a working capital deficit and an accumulated deficit that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

      The financial statements of the Company as of May 31, 1994, and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of Rogoff & Company, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of Rogoff & Company, P.C. covering the May 31, 1994 financial statements contains an explanatory paragraph that states that the "financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

===================================    ========================================

No person has been authorized to
give any information or to make any
representations in connection with
this offering other than those
contained in this Prospectus and, if
given or made, such other
information and representations must
not be relied upon as having been              5,365,012 Shares
authorized by the Company. Neither
the delivery of this Prospectus nor
any sale made hereunder shall, under        GREENTREE SOFTWARE, INC.
any circumstances, create any
implication that there has been no
change in the affairs of the Company              Common Shares
since the date hereof or that the
information contained herein is
correct as of any time subsequent to
its date. This Prospectus does not
constitute an offer to sell or a
solicitation of an offer to buy any                ----------
securities other than the registered               PROSPECTUS
securities to which it relates. This               ----------
Prospectus does not constitute an
offer to sell or a solicitation of
an offer to buy such securities in                -------------
any circumstances in which such                    June 5, 1996
offer or solicitation is unlawful.
      --------------------
====================================    ========================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

      The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

            SEC Registration Fee..................   $  1,295
            Transfer Agent and Registrar Fees
              and Expenses........................     11,000
            Legal Fees and Expenses...............     30,000
            Blue Sky Fees and Expenses............     10,000
            Accounting Fees and Expenses..........      5,000
            Miscellaneous.........................         --
                                                      -------
                                                       57,295
            Total.................................    =======

- -----------------------
      *  Estimates

Item 15.          Indemnification of Directors and Officers.

      The By-Laws of the Registrant provide for indemnification of officers and directors to the fullest extent provided by New York law. Section 722 of the Business Corporation Law of the State of New York contains provisions entitling directors and officers of the Registrant to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being, or having been, a director or officer of the Registrant or serving another corporation in such capacity at the request of the Registrant, provided said directors or officers acted in good faith.

Item 16.    Exhibits.

      (3.1) Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1. to the Registration Statement of the Registrant on Form S-18.

      (3.2) Amendment to Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-18 of the Registrant.

      (3.3) Amendment to Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.

      (3.4) Amendment to Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1993.

      (3.5) Amendment to Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1993.

      (3.6)   By-Laws of the Registrant, incorporated by reference to Exhibit
              3.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1993.

      (4.1) Registration Rights Agreement dated as of December 22, 1995 among the Registrant and certain of its shareholders

      (4.2) Registration Rights Agreement dated as of April 23, 1996 among the Registrant and certain of its shareholders

      (4.3)   Form of Warrant.

       (5)    Opinion of Bingham, Dana & Gould LLP.

       (23.1) Consent of Bingham, Dana & Gould LLP (included in Exhibit 5).

      (23.2)  Consent of KPMG Peat Marwick LLP.

      (23.3)  Consent of Rogoff & Company, P.C.

      (24)    Power of Attorney (included on signature page).


Item 17.    Undertakings.


      (A) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (B)   The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (C) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota and the State of Florida as of June 3, 1996.

                                    GREENTREE SOFTWARE, INC.

                                    By:  /s/ John J. Medico
                                         --------------------------------------
                                         John J. Medico
                                         Chief Executive Officer and President


                                POWER OF ATTORNEY

      Each person whose signature appears below hereby appoints John J. Medico, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below as of June 3, 1996 by the following persons on behalf of the Registrant and in the capacities indicated.

  /s/ John J. Medico
- -------------------------------           Chief Executive Officer and President
      John J. Medico                      (principal executive officer)

  /s/ Arnold Muhlbach
- -------------------------------           Chief Financial Officer (principal
      Arnold Muhlbach                     financial and accounting officer)

  /s/ Jeffrey Pinkerton                   Vice President of
- -------------------------------           Product Development, Director
      Jeffrey Pinkerton

  /s/ Brad Markowitz
- -------------------------------           Director
      Brad Markowitz

                                  EXHIBIT INDEX


      Exhibit     Description

      (4.1) Registration Rights Agreement dated as of December 22, 1995 among the Registrant and certain of its shareholders

      (4.2) Registration Rights Agreement dated as of April 23, 1996 among the Registrant and certain of its shareholders

      (4.3)       Form of Warrant

      (5)         Opinion of Bingham, Dana & Gould LLP

      (23.2)      Consent of KPMG Peat Marwick LLP

      (23.3)      Consent of Rogoff & Company, P.C.

      (24)        Power of Attorney (included on signature page).